Exhibit 10.16

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE

THIS CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE (“Agreement”) is entered into by and between Actuant Corporation (the “Corporation”), and David M. Sefcik, an individual (“Employee”) (collectively, the “Parties”).
RECITALS
WHEREAS, Employee is the Executive Vice President, Industrial of the Corporation and Director Actuant India Pvt.
WHEREAS, Employee’s employment with the Corporation shall terminate effective August 9, 2016, as the result of a position elimination.
WHERAS, Corporation and Employee desire to enter into this Agreement in connection with Employee’s separation of employment.
WHEREAS, this Agreement embodies all of the separation terms and conditions and shall constitute the complete agreement between the Parties.
NOW, THEREFORE, in consideration of the promises contained herein and for good and valuable consideration, the sufficiency of which is acknowledged, the Parties agree as follows:

AGREEMENT

1. Recitals. The foregoing recitations are true, correct, and incorporated herein.
2. Separation of Employment. Employee’s employment with the Corporation is terminated effective August 9, 2016 (the “Separation Date”). Employee will receive the final paycheck for wages earned by Employee through the Separation Date on the August 26, 2016 payroll. This final paycheck will include payment for any accrued but unused vacation.
3. Resignation from Board of Directors. Employee resigns any and all officer and/or director positions Employee holds for the Corporation effective on the Separation Date, including the position of Director Actuant India Pvt. Employee shall willingly cooperate with the Corporation’s reasonable requests to effectuate Employee’s resignation including executing resignation letters, should additional information and/or execution of documents be necessary or desirable.
4. Severance Payments. The Corporation will pay Employee severance for the fifty-two (52) week period following the Separation Date, at the weekly gross rate of Eight Thousand, One Hundred and Seventy-three and 08/100 Dollars ($8,173.08), from which all applicable payroll taxes and withholdings will be deducted (the “Severance Payment”). Except as provided in Section 13 below, the Severance Payment will be paid to Employee in biweekly installments in accordance with the Corporation’s usual payroll practices, with the first payment to be made on the Corporation’s first regular payroll date following the Effective Date of the Agreement. The Severance Payment will be allocated to the fifty-two (52) week period following the Separation Date for purposes of unemployment compensation. This Severance Payment is made in lieu of any other agreement or policy which may convey any right to Employee to severance pay, including any Corporation severance policy. Employee shall have no right to any severance other than outlined in this Agreement. The period during which the Severance Payment is being paid is the “Severance Period.”
5. Bonus Pay. The Corporation will pay Employee a 2016 bonus (if any) based on what Employee would have earned on a full 2016 fiscal year basis based on Industrial Segment results (“Bonus Payment”). Except as provided in Section 13, the Bonus Payment shall be paid at the time other employee bonuses are paid after the Corporation finalizes its fiscal year results in October or November 2016. Employee will not be eligible for any Bonus Pay in fiscal year 2017 and beyond.
6. Equity Awards. The disposition of the Employee’s outstanding equity awards shall be as follows:
(a)Stock Options. All outstanding stock options held by Employee that are scheduled to vest within two (2) years of the Separation Date shall become fully vested as of October 4, 2016, and each stock option shall be exercisable through the expiration date thereof. All other unvested stock options held by Employee will be forfeited by Employee without any payment thereunder.
(b)Restricted Stock Units. All Restricted Stock Units (“RSU’s”) held by Employee that are scheduled to vest within two (2) years of the Separation Date shall become fully vested as of October 4, 2016. All other unvested RSU’s held by Employee will be forfeited by Employee without any payment thereunder.
(c)Performance Stock Units. All Performance Stock Units (“PSU’s”) held by Employee that are scheduled to vest within two (2) years of the Separation Date will remain in force. Following completion of the performance period applicable to each performance share award that remains in force, Employee shall be issued the full number of shares of common stock that would otherwise have been payable under such performance share award based on achievement of the performance objectives as if Employee’s employment had not been terminated. All other unvested PSU’s held by Employee will be forfeited without any payment thereunder.

7. Supplemental Executive Retirement Plan; Deferred Compensation Plan. Employee's eligibility to participate in the Supplemental Executive Retirement Plan (“SERP”) will end on the Separation Date and no contributions will be made thereunder with respect to any period after the Separation Date, it being agreed that Employer will make a company contribution on behalf of Employee for the plan year ending August 31, 2016. Employee's eligibility to participate in the Deferred Compensation Plan (“DCP”) will end on the Separation Date and no contributions will be made thereunder with respect to any period after the Separation Date, it being understood that Employer will make a non-qualified core and restoration contribution for Employee for the plan year ending August 31, 2016. Payments under the SERP will be made in accordance with the terms thereof. Payments under the DCP, including disposition of RSU deferrals, will be made pursuant to the terms of the DCP and the deferral elections thereunder.
8. Outplacement Services. The Corporation will provide outplacement services not to exceed the total amount of Forty Thousand and 00/100 Dollars ($40,000) (“Outplacement Cap”) for a period of up to twelve (12) consecutive months following the Separation Date provided Employee begins participation within fourteen (14) days of the Effective Date. The Corporation’s payment for outplacement shall terminate upon the earliest of the following dates: (a) August 9, 2017; (b) Employee accepts alternative employment; (c) Employee stops using the outplacement services for 30 days; (d) the Outplacement Cap is reached.
9. Benefits
(a)Group Health Insurance Benefits and COBRA Allowance. Following Employee’s separation of employment, the Corporation will continue to provide medical, dental, and vision coverage through the end of the month of the Separation Date. COBRA continuation for coverage under the Corporation’s Medical/Dental/Vision Plans will become available for election by Employee on the first day of the calendar month next following the Separation Date. The Employee will be offered COBRA continuation for the medical, dental and vision coverage.
(b)Should Employee elect COBRA coverage, beginning the month following the Separation Date through August 31, 2017, Employee will continue to be eligible for coverage under the group medical plans of Employer at active employee rates (which coverage, for avoidance of doubt, shall run concurrent with required COBRA coverage).
(c)Employee understands that the special benefits that Employee will receive by the timely signing and not revoking this release, the Corporation will pay the cost of COBRA coverage, in excess of my current monthly contribution, for the twelve (12) months following the Separation Date, through August 2017, provided Employee continues to make timely payments in the amount of Employee’s current contribution during the foregoing period. Thereafter, starting September 1, 2017, Employee shall be responsible for paying the full cost of any continued coverage under COBRA. Employee understands that the coverage contributions must be paid directly to the COBRA Administrator and that contributions are not deducted from Severance Payments. Employee understands that in October or November 2016, Employee will elect benefits during the 2017 Benefits Open Enrollment and that benefit rates may change starting January 1, 2017 based on new calendar year Corporation rates.
10. Termination of Other Benefits and Change in Control Agreement. Except as provided herein, Employee’s eligibility for coverage under the benefit plans of the Corporation, as may be applicable, will end on the Separation Date. More specifically, Employee is not eligible to participate in any Corporation bonus plan except as otherwise outlined in this Agreement. To the extent provided for under the terms of certain benefit plans, Employee’s benefits may continue until the end of the month during which Employee’s employment terminates, or longer, depending on Employee’s eligibility to continue such benefits at Employee’s own expense pursuant to applicable federal and state law. Notwithstanding the foregoing, nothing in this Agreement shall reduce or eliminate vested rights or benefits under any retirement plan (qualified or nonqualified), medical plan or any other employee welfare benefit plan. Employee shall continue to be eligible for the Change in Control benefits under the Change in Control Agreement for David M. Sefcik dated October 13, 2014 should the Corporation experience a Change in Control within six (6) months of the Separation Date, provided any and all requirements under that Change in Control Agreement are met, except all payments and other benefits paid by the Corporation pursuant to this Agreement shall be offset against any payments and benefits that may become due under the Change in Control Agreement. Any other change in control agreements to which Employee may be a party with the Corporation are hereby terminated.

11. Stock Transactions. Employee agrees that as a former executive of the Corporation, he may be subject to insider trading restrictions and guidelines for six (6) months following the Separation Date, including 401(k) transactions, sales of stock, and transactions with regard to stock options. During this period, all stock transactions must be approved by the Executive Vice President and Chief Financial Officer, Andrew Lampereur.
12. Taxes. It is Employer’s intention that all payments of benefits provided under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including, without limitation, the six-month delay for payments of deferred compensation to “key employees” upon separation from service pursuant to Section 409A(a)(2)(B)(i) of the Code (if applicable), and this Agreement shall be interpreted, administered, and operated accordingly. If under this Agreement an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(ii). Notwithstanding anything to the contrary herein, Corporation does not guarantee the tax treatment of any payments or benefits under this agreement, including, without limitation, under the Code, federal , state, local, or foreign tax laws and regulations. Employee’s right to payment of the amounts and receipt of benefits due under Sections 4, 5, 6, 7, 8, 9, and 10 of this Agreement shall be subject to and contingent upon execution and non-revocation of this Agreement in accordance with Section 33 (the “Release Condition”). For the avoidance of doubt, in no event shall any amount ever be payable under Sections 4, 5, 6, 7, 8, 9, and 10 if, prior to the thirtieth (30th) day following his Separation Date, either (A) Employee has not executed this Agreement, or (B) this agreement has not become irrevocable (the “30-day Release Condition Period”). Payments that would be payable during the 30-day Release Condition Period, but for the application of the previous two sentences, shall instead be paid in the first payroll period following the Effective Date (as long as the requirements of the previous two sentences have been met). Notwithstanding the foregoing, in the event that the 30-day Release Condition Period spans two calendar years, then regardless of the date on which Employee satisfies the Release Condition, all payments or benefits that would otherwise be due under Sections 4, 5, 6, 7, 8, 9, and 10 of this Agreement shall not be paid or commence, as applicable, until the first day of the second calendar year encompassing the 30-day Release Condition Period. The Corporation may deduct all applicable payroll taxes and withholdings from any payments under this Agreement.
13. General Release by Employee. Employee, for himself, his successors, administrators, heirs, and assigns, hereby releases the Corporation, all of its related and affiliated entities, and all of their respective current and former officers, directors, shareholders, managers, employees, attorneys, agents, successors, heirs, assigns, and insurers (“Released Parties”) from any and all claims for sums of money, accounts, claims for attorneys’ fees, costs or expenses, causes of action, demands, damages, obligations, promises, agreements, controversies, suits, rights, losses, debts, or liabilities of any kind or character whatsoever (“Claims”), whether known or unknown, which Employee has, had, or might have been able to assert or make based on any action, omission, or conduct of any kind on the part of the Released Parties from the beginning of time up to Employee’s execution of this Agreement.
Without limiting the generality of the foregoing, this Release specifically applies to:
(a)    Any and all Claims for wrongful discharge, misrepresentation, defamation, fraudulent concealment, negligent supervision, negligent or intentional infliction of emotional distress, tortious interference with contractual relations, restitution, payment of monies such as wages, vacation pay, and other paid time, payment of attorneys’ fees or costs, outrageous behavior, breach of express or implied contract, promissory estoppel, breach of fiduciary duty, violation of corporate by-laws or corporate governance documents, violation of statute, breach of the implied duty of good faith, or under any other theory of recovery; and
(b)    Any and all Claims under or pursuant to the Americans with Disabilities Act, the Age Discrimination in Employment Act (which protects persons 40 and over against age discrimination), Title VII of the Civil Rights Act of 1964, as amended, the Genetic Information Nondiscrimination Act of 2008, the Family and Medical Leave Act, the Equal Pay Act, the Reconstruction Era Civil Rights Acts, United States Executive Orders 11246 and 11375, 42 U.S.C. § 1981, as amended, and § 1985, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, federal, state, or local wage payment laws, federal, state, or local whistleblower laws, federal, state, or local family and/or medical leave laws, or any other federal, state, or local law, statute, ordinance, rule, regulation, or Executive order relating to employment and/or discrimination in employment, and/or any Claims to attorneys' fees or costs thereunder.
Further, Employee confirms that, as of the date of this Agreement, Employee has not suffered any on-the-job or work-related accident, injury, occupational disease, or disability, whether temporary, permanent, partial, or total.

This Section 14 is essential and material to this Agreement and without such general release, no agreement would have been reached by the Parties.
Notwithstanding the foregoing or anything else in this Agreement, this Agreement shall not preclude Employee from filing a complaint or charge with any governmental agency, or from participating in an investigation by a governmental agency, or from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, to the extent Employee’s right to do so is not subject to waiver. This Agreement also does not waive or release (i) any claims that Employee might have that arise after Employee’s execution of this Agreement; (ii) Employee’ right to enforce the terms of this Agreement; or (iii) any rights which cannot be waived as a matter of law; (iv) any rights or claims for indemnification or advancement of expenses Employee may have under applicable laws, under the applicable constituent documents (including bylaws and articles of incorporation) of Corporation, under any applicable insurance policy of Corporation may maintain, or any other agreement Employee may have with the Corporation relating to his service as a Director and/or Officer (as such terms are defined in Employee’s bylaws as in effect on the Effective Date).
14. No Pending Claim. As of the Effective Date, Employee has no current charge, complaint, grievance or other proceeding pending against the Released Parties before any local, state or federal agency or court.
15. Transition Assistance During Severance Period. During the Severance Period, Employee will provide reasonable cooperation and assistance with transitional issues to the Corporation, at reasonable times and places and in reasonable amounts. These transitional assistance services shall be provided without additional payment to Employee beyond the Severance Payment and other benefits outlined in this Agreement, except for reimbursement of pre-approved (in writing) reasonable expenses, if any, in accordance with the Corporation’s expense reimbursement policies and practices.
16. Restrictive Covenants. As a member of the Corporation’s executive leadership, during Employee’s employment with the Corporation, Employee had access to and in-depth knowledge of Confidential Information regarding the Corporation and its affiliates, including about customers, strategy, product development, finances and business plans. Employee’s access to Confidential Information, customers, strategy, product development, finances and business plans was not limited to the Industrial Segment but included the entire Corporation.
(a)Definitions: For the purposes of this Agreement, the following definitions shall apply:
(i)“Actuant Industrial” means Actuant Corporation’s Industrial Segment, including any and all Actuant Corporation direct and indirect subsidiaries within Actuant’s Industrial Segment as of the date of this Agreement, including but not limited to Precision Hayes International, Inc., and the following business units within Actuant Corporation: Enerpac, Milwaukee Cylinder, Simplex, Larzep Hydraulic..
(ii)“Competing Company” means the following companies: Power Team, a subsidiary of SPX Corporation, HyTorc, a division of UNEX Corporation, the division or segment of SFA Companies responsible for BVA Hydraulics, RAD Torque Systems, the division or segment of Maschinenfabrik Wagner GmbH & Co. KG responsible for the Plarad brand, all Hi-Force company business units that compete with Actuant Industrial, Lukas Haudraulik GmbH, a unit of IDEX Corporation, General Technologies, Inc., STS Systems Pty Ltd., TorcUP, Dorman Long Technology, Bosch Rexroth AG, and any division or unit of the following companies that produce or sell products competitive with Actuant Industrial: Atlas Copco, Ingersoll-Rand, Parker International, Stanley Black and Decker, and Snap-On . The aforementioned list of Competing Companies was discussed and negotiated between the parties and agreed to be direct competitors of Actuant Industrial.
(iii)“Competing Product” means any product or service which is sold or provided in competition with a product or service that is, as of the end of Employee’s employment with Corporation, either (a) sold or provided by Actuant Industrial or (b) is in the process of development for sale by the Actuant Industrial within twelve months after the end of Employee’s employment with Corporation; provided, however, the term Competing Product is limited to products or services sold or provided in competition with products or services which:
(1)Employee sold or provided on behalf of the Actuant Industrial ;
(2)one or more Corporation employees or business units managed or directed by Employee sold or provided on behalf of Actuant Industrial;

(3)were designed, developed, tested, distributed, marketed, provided or produced by Employee (individually or in collaboration with other Actuant Industrial employees) or one or more Actuant Industrial employees or business units managed or directed by Employee; or
(4)which were designed, tested, developed, distributed, marketed, produced, sold or provided by Actuant Industrial with management or executive support from Employee, at any time during the twelve months immediately preceding the end of Employee’s employment with the Corporation.
(iv)“Confidential Information” means information (to the extent it is not a Trade Secret), whether oral, written, recorded, magnetically or electronically or otherwise stored, and whether originated by the Employee or otherwise coming into the possession or knowledge of the Employee, which is possessed by or developed for the Corporation and/or Actuant Industrial which relates to the Corporation’s and/or Actuant Industrial’s existing or potential business, which information is not reasonably ascertainable by the Corporation’s or Actuant Industrial’s competitors or by the general public through lawful means, and which information the Corporation and/or Actuant Industrial treats as confidential, including information regarding the Corporation and/or Actuant Industrial’s business affairs, plans, strategies, products, designs, finances, computer programs, research, customers, purchasing, marketing, and other information
(v)“Key Employee” means any person who at the Separation Date is employed or engaged by Corporation or Actuant Industrial, and with whom Employee has had material contact in the course of employment during the twelve (12) months immediately preceding the Separation Date, and such person is in possession of Confidential Information and/or Trade Secrets of Corporation or Actuant Industrial.
(vi)“Key Services” means services of the type performed by a Management Employee, Key Employee or Supervised Employee for the Corporation or Actuant Industrial during the final twelve (12) months preceding the Separation Date, but shall not include clerical, menial, or manual labor.
(vii)“Management Employee” means any person who at the Separation Date is employed or engaged by Corporation or Actuant Industrial, and with whom Employee has had material contact in the course of employment during the twelve (12) months immediately preceding the Separation Date, and such person is a manager, officer, director, or executive of Corporation or Actuant Industrial.
(viii)“Restricted Customer” means a customer of Actuant Industrial to which Employee, or one or more individuals or Actuant Industrial business units supervised, managed, or directed by Employee, sold or provided products or services on behalf of or as part of Employee’s employment with the Corporation during the twelve-month period immediately preceding the last date of Employee’s employment with the Corporation.
(ix)“Strategic Customer” means a customer of Actuant Industrial that purchased a product or service from the Actuant Industrial during the twelve-month period immediately preceding the last date of Employee’s employment with the Corporation, but is limited to individuals and entities concerning which Employee learned, created or reviewed Confidential Information or Trade Secrets on behalf of the Corporation and/or Actuant Industrial during the twelve-month period immediately preceding the last date of Employee’s employment with the Corporation.
(x) “Supervised Employee” means any person who at the Separation Date is employed or engaged by Corporation and/or Actuant Industrial, and with whom Employee has had material contact in the course of employment during the twelve (12) months immediately preceding the Separation Date, and such person was directly managed by or reported to Employee during the last 12 months prior to the Separation Date.
(xi)“Third Party Confidential Information” means information received by the Corporation and/or Actuant Industrial from others that Corporation or Actuant Industrial has an obligation to treat as confidential.
(xii)“Trade Secret” means a Trade Secret as that term is defined under Wisconsin law.
(xiii)“Restricted Territory” means states, provinces or territories within the United States or other countries in which Actuant Industrial
(1)provided products or services;

(2)sold or solicited the sale of products or services;
Notwithstanding the above, the term “Restricted Territory” is limited to states, provinces or territories within the United States or other countries in which the Actuant Industrial sold or provided in excess of $100,000 worth of products or services in the twelve-month period immediately preceding the end of Employee’s employment with Corporation.
(b)Limited Restriction on Misuse of Goodwill. For twelve months following the end of Employee’s employment with the Corporation, for whatever reason, Employee shall not sell or solicit the sale of a Competing Product to a Restricted Customer. This Paragraph shall not bar Employee from performing clerical, menial or manual labor, and shall apply to Employee only if Employee was engaged in or managed or directed sales activities on behalf of the Corporation during the final twelve months of Employee’s employment with the Corporation.
(c)Limited Restriction on Assisting Misuse of Goodwill. For twelve months following the end of his/her employment with the Corporation, for whatever reason, Employee shall not manage, direct or assist another person or entity in selling or soliciting the sale of a Competing Product to a Restricted Customer. This Paragraph shall not bar Employee from performing clerical, menial or manual labor and shall apply to Employee only if Employee was engaged in or managed or directed sales activities on behalf of the Corporation during the final twelve months of Employee’s employment with the Corporation.
(d)Limited Restriction on Misuse of Information. For twelve months following the end of his/her employment with the Corporation, for whatever reason, Employee shall not sell or solicit the sale of a Competing Product to a Strategic Customer. This Paragraph shall not bar Employee from performing clerical, menial or manual labor, and shall apply to Employee only if Employee was engaged in or managed or directed sales activities on behalf of the Corporation during the final twelve months of Employee’s employment with the Corporation.
(e)Limited Restriction on Assisting Misuse of Information. For twelve months following the end of his/her employment with the Corporation, for whatever reason, Employee shall not manage, direct or assist another person or entity in selling or soliciting the sale of a Competing Product to a Strategic Customer. This Paragraph shall not bar Employee from performing clerical, menial or manual labor and shall apply to Employee only if Employee was engaged in sales activities on behalf of the Corporation during the final twelve months of Employee’s employment with the Corporation.
(f)Limited Territorial Restriction- Executive and Management Activities. For twelve months following the end of his/her employment with the Corporation, for whatever reason, Employee shall not perform services of the type Employee performed for the Corporation during the twelve-month period immediately preceding the end of Employee’s employment with the Corporation as part of the business of selling, soliciting the sale of or providing Competing Products in the Restricted Territory for a Competing Company, or as part of the business of designing, testing, developing or producing Competing Products for sale in Restricted Territory for a Competing Company. This Paragraph shall not bar Employee from performing clerical, menial or manual labor, and shall apply to Employee only if Employee was engaged in executive or management activities on behalf of the Corporation during the final twelve months of Employee’s employment with the Corporation.
(g)Limited Territorial Restriction -Marketing Activities. For twelve months following the end of his/her employment with the Corporation, for whatever reason, Employee shall not perform services of the type Employee performed for the Corporation during the twelve-month period immediately preceding the end of Employee’s employment with the Corporation for a Competing Company as part of the business of marketing Competing Products for sale in the Restricted Territory. This Paragraph shall not bar Employee from performing clerical, menial or manual labor, and shall apply to Employee only if Employee was engaged in marketing activities on behalf of the Corporation during the final twelve months of Employee’s employment with the Corporation.
(h)Limited Territorial Restriction - Design, Development, Production and Testing Activities. For twelve months following the end of his/her employment with the Corporation, for whatever reason, Employee shall not perform services of the type Employee performed for the Corporation during the twelve-month period immediately preceding the end of Employee’s employment with the Corporation for Competing Company as part of the business of designing, testing, developing or producing Competing Products for sale in the Restricted Territory for a Competing Company. This Paragraph shall not bar Employee from performing clerical, menial or manual labor and shall apply to Employee only if Employee was engaged in or managed or directed product design, development, production or testing activities on behalf of the Corporation during the final twelve months of Employee’s employment with the Corporation.
(i)Non-solicitation of Employees.

(i)Non-solicitation of Management Employees. For twelve (12) months following the Separation Date, Employee shall not, without the prior written consent of Corporation, encourage, cause, or solicit, or assist others in encouraging, causing, or soliciting, a Management Employee to terminate their employment with Corporation or Actuant Industrial to provide Key Services in competition with the Corporation or Actuant Industrial unless such Management Employee has already ceased employment with Corporation or Actuant Industrial.
(ii)Non-solicitation of Key Employees. For twelve (12) months following the Separation Date, Employee shall not, without the prior written consent of Corporation, encourage, cause, or solicit, or assist others in encouraging, causing, or soliciting, a Key Employee to terminate their employment with Corporation or Actuant Industrial to provide Key Services in competition with Corporation or Actuant Industrial, unless such Key Employee has already ceased employment with Corporation or Actuant Industrial.
(iii)Non-solicitation of Supervised Employees. For twelve (12) months following the Separation Date, Employee shall not, without the prior written consent of Corporation, encourage, cause, or solicit, or assist others in encouraging, causing, or soliciting, a Supervised Employee to terminate their employment with Corporation or Actuant Industrial to provide Key Services in competition with Corporation or Actuant Industrial, unless such Supervised Employee has already ceased employment with Corporation or Actuant Industrial.
(j)Obligation Not to Disclose Trade Secrets. Prior to and after the Separation Date, Employee shall not use or disclose the Corporation’s or Actuant Industrial’s Trade Secrets so long as they remain Trade Secrets. Nothing in this Agreement shall limit either Employee’s statutory and other duties not to use or disclose the Corporation’s or Actuant Industrial’s Trade Secrets, or the Corporation’s or Actuant Industrial’s remedies in the event Employee uses or discloses the Corporation’s or Actuant Industrial’s Trade Secrets.
(k)Obligations Not to Disclose or Use Confidential Information. During the two (2) year period commencing at the Separation Date, Employee will not use or disclose any Confidential Information, whether such Confidential Information is in Employee’s memory or it is set forth electronically, in writing or other form. This prohibition does not prohibit Employee’s disclosure of information after it ceases to meet the definition of “Confidential Information,” or Employee’s use of general skills and know-how acquired during and prior to employment by the Corporation, as long as such use does not involve the use or disclosure of Confidential Information; nor does this prohibition restrict Employee from providing prospective employers with an employment history or description of Employee’s duties with the Corporation, so long as Employee does not use or disclose Confidential Information. Notwithstanding the foregoing, if Employee learns information in the course of employment with the Corporation which is subject to a law governing confidentiality or non-disclosure, Employee shall keep such information confidential at least for so long as required by law. Nothing in this release shall be construed to prevent Employee from communicating with any United States government agency regarding matters within the agency’s jurisdiction.
17. Return of Property and Restrictive Covenants. No later than 5:00 p.m. on the Separation Date, Employee shall provide to Gene Skogg, Executive Vice President Human Resources, any and all originals and copies in Employee’s possession, custody, or control of any and all Corporation property, including but not limited to keys, key cards, files and records, documents, electronically stored information or writings, software, computer hardware, printers, wireless handled devices, phones, identification cards, credit cards, and any material of any kind that contain confidential information of the Corporation or its customers or clients (“Company Property”). Employee shall not make, retain, or transfer to any third party any copies of Company Property. Should Employee inadvertently retain and later realize that Employee has retained any such Corporation Property, Employee shall notify and return such Corporation Property to the Corporation within two (2) calendar days of Employee’s discovery. Notwithstanding the foregoing, Employee may retain his Employer issued cell phone and cell phone number provided Employee first delivers his cell phone to the Corporation for the removal of all Corporation data. No later than five (5) business days after the Effective Date, Employee will complete, execute and deliver to the cell phone service provider such documents as may be required to affect the transfer of the cell phone service, cell phone and cell phone number to Employee.
18. No Admission. This Agreement is entered into for the sole purpose of concluding all matters between Employee and the Corporation based upon defined rights and obligations. Neither this Agreement nor its contents is an admission of any liability by the Corporation, or any of the Released Parties. Any such liability is expressly and vigorously denied.
19. No Other Compensation. Employee is not owed nor shall Employee accrue or be entitled to receive any other wages, salary, benefits, bonuses, incentives, fees, stock options, commissions or any other form of benefits, compensation or remuneration of any kind from the Corporation and/or the Released Parties, except as set forth in this Agreement.

20. Confidentiality. Unless required or protected by law, or pursuant to a lawfully issued subpoena, Employee may not and will not disclose to nor discuss with any person other than Employee’s spouse, accountant, or attorney(s), any person any information regarding the circumstances leading up to and surrounding this Agreement or the negotiation, existence, and terms of this Agreement. Employee shall advise Employee’s spouse, accountant, or attorney(s) of Employee’s obligations under this Section at the time any disclosure is made. Disclosure of the negotiation, existence, or terms of this Agreement by Employee’s spouse, accountant or attorney(s) shall be deemed to be disclosure by Employee for purposes of this Section.
21. Non-Disparagement. Employee shall not publish or utter, whether in writing or orally, any disparaging statements about the character, competence, integrity, or business practices of the Corporation, its officers, directors, managers, supervisors, employees, or agents. Nothing in this Agreement, however, shall prevent Employee from providing truthful testimony as required by law or from engaging in any activities protected by law. Nothing in this release shall be construed to prevent Employee from communicating with any United States government agency regarding matters that are within the agency’s jurisdiction. Corporation agrees that no officer or director of Corporation will make any disparaging statements, whether written, oral or electronic to any third party about Employee, unless unless compelled to do so as part of the judicial process as part of any litigation between the parties related to this Agreement. Corporation also agrees to provide a non-disparaging reference letter on Actuant letterhead within 10 days of the Effective Date of this Agreement
22. Litigation Cooperation. Upon reasonable notice by the Corporation and subject to Employee’s reasonable availability, Employee will cooperate fully with Corporation with respect to any litigation or other matter related to Employee’s employment with Corporation and will provide all assistance requested by the Corporation in connection therewith, including but not limited to participation in meetings, depositions, conference calls, trial testimony, and consultation with outside counsel. Employee may not and will not discuss with anyone outside the Corporation any litigation or the subject matter thereof or related thereto without prior consultation with and approval of the Corporation. Nothing in this Agreement, however, shall prevent Employee from providing truthful testimony as required by law or from engaging in any activities protected by law.
23. Post-Employment References. Employee will direct prospective employers seeking information concerning Employee’s employment with the Corporation to send their inquiries, in writing, to the attention of Gene Skogg, Executive Vice President Human Resources, N86 W12500 Westbrook Crossing, Menomonee Falls, WI 53051. The Corporation will respond only to written inquiries and, in accordance with its policy, will limit its response to Employee’s dates of employment and last position held.
24. Forum Selection. Any dispute between the Parties arising out of or related to this Agreement shall be heard only by the Circuit Court of Waukesha County, Wisconsin, or by the United States District Court for the Eastern District of Wisconsin; and the Parties hereby consent to the Circuit Court of Waukesha County, Wisconsin, or the United States District Court for the Eastern District of Wisconsin, as the exclusive venues for resolving any such disputes.
25. Applicable Law. Except to the extent governed by federal law, this Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, excluding any that mandate the use of another jurisdiction’s laws.
26. Severability. The provisions of this Agreement are severable. If any provision is adjudged void, unenforceable, or contrary to law, it is the intention of the parties that such provision shall not thereby be terminated, but shall be deemed amended to the extent required to render it valid and enforceable, such amendment to apply only in the jurisdiction of the court which has made such adjudication. The balance of the Agreement nonetheless will remain in full force and effect.
27. Complete Agreement. This Agreement and any agreement between the Corporation and Employee restricting Employee’s post-employment activities constitute the entire agreement between the parties. Any and all prior or contemporaneous agreements or understandings that are not embodied in this Agreement or agreement governing post-employment activities are of no force or effect. Moreover, the terms of this Agreement may not be modified, except by written agreement signed by both Parties.
28. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument. The Parties further agree that facsimile or .pdf signatures shall be treated as originals.
29. Acknowledgments. The Parties to this Agreement, and each of them, represent that no promise, inducement, or agreement not herein expressed has been made regarding the Agreement; that in executing this Agreement, they have had the opportunity to consult with receive advice from an attorney; that they have executed this Agreement freely and voluntarily, with full knowledge of all material facts after independent investigation and without fraud, duress, or undue influence of any kind or nature whatsoever; and that they have read the Agreement and fully understand each and every provision contained therein.
30. Binding Agreement. This Agreement and each provision hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors, successors, and assigns.
31. Section Headings. The section headings in the Agreement are solely for convenience of reference and shall not in any way affect the interpretation of this Agreement.
32. Additional Acknowledgments by Employee. Employee further acknowledges that:
(a)Employee is receiving the Severance Payment and other benefits in exchange for Employee’s execution of this Agreement, which Employee would not otherwise be entitled to receive.
(b)Employee is hereby advised to consult with an attorney prior to signing this Agreement.
(c)Employee has twenty-one (21) days in which to consider whether to sign this Agreement.
(d)After Employee signs this Agreement, Employee shall have seven (7) days in which to revoke acceptance of this Agreement by delivering written notice to Gene Skogg, Executive Vice President Human Resources Actuant Corporation, N86 W12500 Westbrook Crossing, Menomonee Falls, WI 53051.
(e)This Agreement is not enforceable and effective, and no payments will be made hereunder, until the seven (7) day revocation period has expired without revocation by Employee (the “Effective Date”).

IN WITNESS WHEREOF, the undersigned have executed this Agreement as an acceptance of its terms.

/s/ David M. Sefcik
DAVID M. SEFCIK

ACTUANT CORPORATION

By:    /s/ Eugene E. Skogg
Name: EUGENE E. SKOGG
Title: Executive Vice President - Global Human Resources